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Virgin America Inc.

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Subject Company: Virgin America Inc.

Commission File No.: 001-36718

On April 26, 2016, CrankyFlier.com posted the following interview with Andrew Harrison, Executive Vice President and Chief Commercial Officer of Alaska Air Group, Inc. (“Alaska Air Group”), related to Alaska Air Group’s proposed acquisition of Virgin America Inc. (“Virgin America”), at the following link: http://crankyflier.com/2016/04/26/alaskaa-chief-commercial-officer-goes-across-the-aisle-on-california-loyalty-programs-and-domestic-partners-part-2/

Cranky: I want to get a little more specific in geographies here. If we talk about the Bay Area, Virgin America is a one airport airline. They tried San Jose and it didn’t work. They’ve grown all around SFO. You are probably the only 4 airport airline if you consider Santa Rosa. So how important is the multi-airport strategy?

Andrew: I think one thing we bring to the table that I shared with you earlier in the loyalty program is we are in all the airports. There’s Silicon Valley as defined by the chamber of commerce at about 3 million people and total Bay Area is about 7.6 million people. One of the things we’ve prided ourselves on in Seattle is we provide nonstop service to our customers to wherever they want to go.

At the end of the day, we’re gonna have to work out where we want to be. But what I can tell you is that clearly Virgin America provides a very good footprint at the San Francisco Airport. We already have a very decent presence at San Jose. And in Oakland, north and south. So we’re going to look at what we need to do from a utility and a network perspective to ensure we serve the Bay Area and the loyalty members better than anybody else.

Cranky: Does this merger allow you to consider expanding further at other airports? You talk about New York and how there are so many frequencies out of SFO. There are almost none out of San Jose. Is that something you look at and say “well now we have JFK slots so this might make sense”? I don’t expect a specific answer on a single route, but the idea in general.

Andrew: What you’re really saying too is that San Francisco is really, if you want full utility, there’s only one airport that provides that. You want international, there’s only one airport that provides that. So I think San Francisco is always going to serve the purpose that it serves. But you also see other international carriers like our partners British Airways and Hainan start service out of San Jose where we have a presence. So what we’re going to be doing is looking at 7.6 million people in the Bay Area and look at building an airline and a network that serves that community as best we can serve it.

Without getting into specifics about whether we’ll do all this in Oakland or San Jose or not, I will tell you obviously, San Francisco will be crucial for us. We want to continue to grow San Francisco. We have a very different fleet, we have an Embraer order in. We have [those] jets in our 3 class configuration. We have very fuel efficient short hop Q400s. We have big [737-900]ERs to 737-700s. We believe our fleet combined with Virgin America’s, we have a lot of tools in the tool chest to serve California that Virgin America did not have on its own.

Cranky: Let’s move down the coast here to LA. Obviously you don’t feel the need to serve every airport in LA, *cough* Long Beach *cough* [laughing]. But the point about LA, it’s a very different market. In San Francisco, excluding Virgin America, you have United. In LA, you have everybody. Even after you’re combined, you’re still gonna be, depending upon the metric, a fifth behind American, Delta, Southwest, and United. How do you view that market in the sense that you’re not going to replicate the network of one of the global carriers in LA? How do you view your way of serving that market best?

Andrew: We’ve been very successful in Los Angeles, obviously flying to the Pacific Northwest but also our Mexico franchise. As you know we started Costa Rica. What this also does for us in a consolidated industry with limited resources and constraints is we’ll have 12 gates. We’ll have critical mass there to be able to provide utility and our brand and our product and our service and our low fares to the Southern California marketplace. So we can be relevant.

I don’t believe anyone can really dominate Los Angeles because it’s so fragmented. It’s a massive global gateway for every flag carrier on the face of the earth. But I do believe that at 12 gates with a fantastic and competitive product, especially when you compare us to the network carriers where our costs are going to be 30+ percent lower, I think there’s a lot of opportunity for us.

Cranky: What does relevance look like? Is it “we want to serve all the big points” as Virgin America’s strategy has been? Or is it really more about strategic value, Q400s can serve some places, we can look at all these different markets? Even with 12 gates, you have to pick and choose, so what does it mean to be relevant?

Andrew: What that means to us is that we are going to play to our strengths, what we do well. We are going to serve the markets that we believe are relevant to Southern California but also we are able to provide the product and the fares and the loyalty program such that we will continue to provide the returns to shareholders that we’ve built up all over these years. And we will be profitable and continue to grow.

You know the world changes so much. We don’t know where the world will be in 20 years time. We’re pretty sure Los Angeles is going to be there and we’re pretty sure it’s going to be extremely important. We’re pretty sure that no-one is building any new airports anytime soon. And in a consolidated industry where attention is being turned to limited resources, limited infrastructure, and producing products, this gives us a platform to play in that game and be relevant and continue to grow and be healthy.

Cranky: You’ve talked about loyalty a lot on this call. The airline has made very strong statements before the merger about how the way the structure of the loyalty program is today is important and you support it despite the changing tides at the big 3 to go revenue-based. Virgin America is revenue-based. Has any thinking changed post-merger?

Andrew: From the Virgin America standpoint, it doesn’t change our thinking. What I mean by that is we are basically the only carrier left in the US that has a miles-based program. What we’ve shared with Wall Street and what we continue to believe, is we’ll continue to study and understand the benefits and even opportunities we have by staying in a miles-based program. But to the extent that we get to a point where we believe a revenue-based program is better for our customers then we would obviously make that change. But I think there’s a very real argument today especially in a declining yield environment that we have something really good here.

And we have a fantastic program that we, even with all the competitive capacity that’s coming to Seattle, our program has done noting but continue to grow at a very high rate. We also know that the vast majority of customers when you look at the average fare are well-rewarded on a miles-based program in our program. We have boosters for the very high end.

And yeah, we’ll never likely get the top 5 percent that the big global players do but at the end of the day we like to play where our strengths are which is the largest market. That’s leisure travel obviously but also providing something good for the business. That’s a long way to say that clearly changing to a revenue-based model, that’s a lot of time and a lot of research. So we are miles-based today, we are going to continue to be miles-based today. If we need to change we’ll do that at the right time.

Cranky: Ok last question. How important are your domestic partnerships in the face of this new combination. You will have a lot more overlap with American… and Delta, if they’re still considered a partner, in Los Angeles. In San Francisco it’s a very different dynamic. How do you view these?

Andrew: It’s interesting, especially what we saw in Seattle as we expanded our network. The vast majority of our customers are earning and redeeming miles on Alaska Airlines’ network. Vast majority. Really the domestic partners, the big primary help has been to be able to serve cities beyond their hubs. Whether it’s beyond Minny, beyond Chicago, beyond Atlanta, that we couldn’t serve on our own. That’s been one of the biggest benefits. But as we’ve grown ourselves. Just take Seattle for instance. We’ve started to serve a lot of these points so our customers don’t have to connect anymore.

So specifically to American, they’re a great partner. We do believe we have a lot of alignment and that together we can provide greater utility to customers on the West Coast. As you know with Delta, I don’t believe we have any codesharing at all with them anywhere in Los Angeles, nothing in Southern California. And what’s up in the Pacific Northwest is declining rapidly. But again as we move forward, we’re going to be looking at all of this and how can we work with our partners both domestic and international as we put these two airlines together to build a better, stronger airline of choice for our customers going forward.

Cranky: Thank you very much, Andrew. I appreciate the time.

Additional Information About the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of Virgin America with a wholly owned subsidiary of Alaska Air Group. Virgin America filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the merger. When completed, a definitive proxy statement will be filed with the SEC and mailed to stockholders of Virgin America and will contain important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF VIRGIN AMERICA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIRGIN AMERICA AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement and other relevant materials (when they become available) and any other documents filed by Virgin America with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Virgin America by contacting Virgin America’s Investor Relations Department by telephone at (650) 762-7000, by mail to Virgin America Inc., Attention: Investor Relations Department, 555 Airport Boulevard, Burlingame, California 94010, or by going to Virgin America’s Investor Relations page on its corporate website at http://ir.virginamerica.com.

Participants in the Solicitation

Alaska Air Group, Virgin America and certain of their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Virgin America’s stockholders in respect of the merger. Information about Virgin America’s directors and executive officers is available in Virgin America’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 25, 2016. Information concerning Alaska Air Group’s directors and executive officers is available in Alaska Air Group’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on April 1, 2016. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, was set forth in the preliminary proxy statement Virgin America filed with the SEC on April 22, 2016 and may be updated or supplemented in the definitive proxy statement that Virgin America intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking information about Alaska Airlines, Virgin America and the proposed transaction. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “likely,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “estimate,” “intend” or “anticipate” or the negative thereof, and may include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions and statements about the future performance, operations, products and services of Virgin America and/or Alaska Airlines. Alaska Airlines and Virgin America caution readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may differ materially from those contained in any forward-looking statements. Such risks and uncertainties include: the failure to obtain Virgin America stockholder approval of the proposed transaction; the possibility that the closing conditions to the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of anticipated synergies and the timing thereof; risks related to the disruption of the transaction to Virgin America and its management; the effect of announcement of the transaction on Virgin America’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties; labor costs and relations, general economic conditions, increases in operating costs including fuel, inability to meet cost reduction goals, an aircraft accident, and changes in laws and regulations. These risks and others relating to Alaska Airlines and Virgin America are described in greater detail in their respective SEC filings, including (i) as to Alaska Airlines, Alaska Airlines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Alaska Airlines with the SEC after the date thereof, and (ii) as to Virgin America, Virgin America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Virgin America with the SEC after the date thereof. Alaska Airlines and Virgin America make no commitment to revise or update any forward- looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.